                                                                   Exhibit 99(b)


                                                                            NEWS
[HARRIS CORPORATION LOGO] ------------------------------------------------------

Harris Corporation                                            CONTACT: Jim Burke
Melbourne, Florida 32919                                      Director
407-727-9100                                                  Media Relations
                                                              407-727-9126


             HARRIS CORPORATION DOUBLES PRESENCE IN EUROPEAN OFFICE EQUIPMENT MARKET WITH AGFA COPYING SYSTEMS ACQUISITION


     MELBOURNE, FL/ATLANTA, GA, July 14, 1998 - Harris Corporation's Lanier Worldwide subsidiary has doubled its presence and market share in the multi-billion dollar European office equipment market by concluding the purchase of the assets of Agfa Copying Systems Business Unit from the Agfa-Gevaert Group
- located in Mortsel, Belgium -- which is a member of the Bayer Group, Leverkusen, Germany. Harris announced its intent to purchase the business unit on April 22, 1998.

     Lanier Worldwide, with fiscal 1997 sales of $1.2 billion, operates a network of 1,600 sales and service offices in more than 100 countries. Agfa's Copying Systems Business Unit, with 1997 annual sales of more than $250 million, is a marketing, distribution and services business, mostly in Europe, with additional activities in Africa and the Middle East.

     "The European office equipment market represents a strong growth opportunity for Lanier. Combining the two companies' extensive sales and service networks with Lanier's global account management program will enable us to provide a wider range of products and services not only to a broader base of customers in Europe, but to their international affiliates as well," said Wesley
E. Cantrell, president and CEO of Lanier.

     Along with expanding Lanier's presence and market share in Europe, the acquisition broadens the company's product offerings.


                                     -more-

     "Lanier has developed a worldwide reputation for excellence in digital and analog copying and facsimile systems, while Agfa has established a clear leadership position in color and analog copying throughout Europe, Africa and the Middle East," Mr. Cantrell said. "Since color and digital copying represent some of the true growth areas in our industry. So, from a product standpoint, this acquisition positions us perfectly to meet the emerging needs of customers around the world."


LANIER WORLDWIDE, INC.

     Lanier is one of the world's largest providers and designers of document management solutions and services that lower the cost of document creation, distribution, replication and retention, while enhancing customer productivity. Lanier's wide array of tailored DOCutivity(R) solutions includes digital multifunction devices, color and digital copiers, electronic document management solutions and analogue copiers.

     Lanier employs more than 10,000 people at more than 1,600 sales and service centers in more than 100 countries, with annual revenues in excess of US$1.2 billion. The company offers its customers advanced office solutions and a unique customer-focused philosophy called 'Customer Vision(R)'. This company-wide commitment calls for all Lanier employees to see the company's business through customers' eyes--and to exceed customer expectations at every opportunity.


HARRIS CORPORATION

     Harris Corporation, with worldwide sales of more than $3.8 billion, is an international communications and electronics company that provides a wide range of products and services, such as wireless and personal communications, digital television (HDTV), health care information, multimedia communications, automotive electronics, transportation, business information, defense communications and information, and Lanier office systems.


                                      # # #